Exhibit 99.1

Morgan Group Holding Co.	401 Theodore Fremd Ave.
Rye, NY 10580

For Immediate Release:	Contact:	Vincent M. Amabile President (914) 921-5150 www.morgangroupholdingco.com

Morgan Group Holding Co.

Announces 1-for-100 Reverse Stock Split

RYE, New York, June 10, 2020 - Morgan Group Holding Co. (“Morgan Group” or the “Company”, OTC: MGHL) today announced a 1-for-100 reverse stock split of its shares of common stock to be effective as of the close of business on June 10, 2020.

The Company’s board of directors and controlling stockholder, Associated Capital Group, Inc. (“AC”), approved a certificate of amendment to its certificate of incorporation to effect the reverse stock split in accordance with the Company’s bylaws and Delaware law. The reverse stock split is intended to facilitate AC’s previously announced spin-off of its ownership of Morgan to its shareholders.

The reverse stock split will become effective at 5:30 p.m., Eastern Time, on June 10, 2020. At the opening of trading on June 11, 2020, Morgan Group expects its common stock will begin trading on a split-adjusted basis in the over-the-counter market under the new CUSIP number 61735R 203. The trading symbol for Morgan Group’s common stock will remain “MGHL,” although the letter “D” will be temporarily appended to the ticker symbol for 20 trading days following the reverse stock split.

In the reverse stock split, every one hundred (100) shares of Morgan Group’s common stock outstanding will automatically be combined into one (1) new share of common stock. The par value of the common stock will remain unchanged at $0.01 per share. No fractional shares will be issued in connection with the reverse stock split. Stockholders will receive cash in lieu thereof equal to a pro rata amount of the aggregate net cash proceeds generated from the sale of whole shares from which fractional shares are aggregated and sold in the open market.

Stockholders will be receiving information from Morgan Group’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), regarding the mechanics of exchanging their stock certificates and receiving cash in lieu of fractional shares. All post-split shares will be issued in book-entry form through AST’s paperless Direct Registration System. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares and any cash in lieu of fractional shares. AST will provide instructions to stockholders with physical certificates regarding the process for exchanging their pre-split stock certificates for book-entry ownership of the appropriate number of post-split shares and receiving payment for any fractional shares. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the reverse stock split and will receive payment for any fractional shares in accordance with their respective bank’s, broker’s, or nominee’s particular processes.

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This release contains certain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It should be recognized that such information may be based upon assumptions, projections and forecasts, and must be read considering the cautionary statements set forth in documents filed by Morgan Group Holding Co. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that the financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.